RECT #66909
FILING FEE $125.00 KR.
FILED BY; CHASE-INDEX INC
13100 MAGNOLIA #G-200
CORONA CA 91719

ARTICLES OF INCORPORATION

OF

A & C MEDICAL SUPPLIES INC.

The undersigned proposes to form a corporation under the laws of the State of Nevada, relating to private corporations and to that end hereby adopts articles of incorporation as follows:

FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
NOV 06 1990
FRANKIE SUE DEL PAPA SECRETARY OF STATE
No. 10084-90

ARTICLE ONE
NAME

The name of the corporation is A & C MEDICAL SUPPLIES INC.

ARTICLE TWO
LOCATION

The principal office of this corporation is to be at 4550 WEST OAKEY BLVD., SUITE #111-W, LAS VEGAS, NEVADA 89102.

ARTICLE THREE
PURPOSES

This corporation is authorized to carry on any lawful business or enterprise.

ARTICLE FOUR
CAPITAL STOCK

The amount of the total authorized capital stock of this corporation is 2500 SHARES AT NO PAR VALUE. Such shares are non-assessable.

ARTICLE FIVE
DIRECTORS

The members of the governing board of this corporation shall be styled directors. The name and address of the member of the first board of directors is: H.K. TERMOHLEN, %CHASE INDEX INC., 4550 WEST OAKEY BLVD., SUITE #111-W, LAS VEGAS, NEVADA 89102.

Directors shall have no personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director. This provision does not eliminate or limit the liability of a director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of

dividends in violation of NRS 78.300.

ARTICLE SIX
INCORPORATORS

The name and address of the incorporator is RICHARD N. BASILE %CHASE INDEX INC., 4550 WEST OAKEY, #111-W, LAS VEGAP, NEVADA 89102.

ARTICLE SEVEN
PERIOD OF EXISTENCE

The period of existence of this corporation shall be perpetual.

ARTICLE EIGHT
AMENDMENT OF ARTICLES OF INCORPORATION

The articles of incorporation of the corporation may be amended from time to time by a majority vote of all shareholders voting by written ballot in person or by proxy held at any general or special meeting of shareholders upon lawful notice.

ARTICLE NINE
STATUTORY RESIDENT AGENT

The corporation does hereby name, constitute and appoint as its statutory resident agent within the State of Nevada for receipt of process of any other lawful purpose, CHASE INDEX INC., 4550 WEST OAKEY BLVD., SUITE #111-W, LAS VEGAS, NEVADA 89102. The resident agent's telephone number is (702) 324-2377. This appointment of resident agent shall e continuous unless otherwise changed by the Board of Directors of the corporation acting pursuant to the laws of the State of Nevada.

ARTICLE TEN
VOTING OF SHARES

In any election participated in by the shareholders, each shareholder shall have one vote for each share of stock he owns, either in person or by proxy as provided by law. Cumulative voting shall not prevail in any election by the shareholders of this corporation.

IN WITNESS WHEREOF the undersigned, RICHARD N. BASILE, for the purpose of forming a corporation under the laws of the State of Nevada, does make, file and record these articles, and certifies that the facts herein stated are true; and I have accordingly hereunto set my hand this day,

INCORPORATOR:

Richard N. Basile